Exhibit 99.1

FOR IMMEDIATE RELEASE

PHARMACOPEIA APPOINTS STEVEN J. BURAKOFF, M.D.

TO BOARD OF DIRECTORS

Princeton, New Jersey. February 14, 2005 – Pharmacopeia Drug Discovery, Inc. (Nasdaq: PCOP) today announced the election of Steven J. Burakoff, M.D. to its Board of Directors.

Dr. Burakoff’s election to Pharmacopeia’s Board of Directors adds additional momentum to the company’s transition to a biopharmaceutical company focused on building a wholly-owned portfolio of clinical compounds to complement the existing collaborative drug discovery business.

Dr. Burakoff is a renowned physician whose substantial academic research efforts have focused on understanding and modulating the immune system.  He currently holds two prestigious academic appointments at the New York University School of Medicine: the Laura and Isaac Perlmutter Professor of Pathology, and Professor of Medicine and Pediatrics.  Additionally, Dr. Burakoff holds distinguished medical appointments as Director of the Skirball Institute of Biomolecular Medicine at New York University School of Medicine and as Director of the New York University Cancer Institute and Kaplan Comprehensive Cancer Center.  Dr. Burakoff’s principle research interests are in cellular and molecular immunology, transplantation immunology and T cell activation and signal transduction. Pharmacopeia has selected immunobiological diseases as the therapeutic focus for its internal research programs.

Dr. Burakoff has held consulting appointments with several of the world’s leading pharmaceutical companies, including Novartis, Hoffman-la Roche and Bristol Myers-Squibb.  He currently serves on the Scientific Advisory Board of Vertex Pharmaceuticals.

“Steven’s vast experience as both a practitioner of medicine and a leading-edge academic research scientist will add a new dimension to the Pharmacopeia Board of Directors,” said Les Browne, Ph.D., President and Chief Executive Officer.  “As the company evolves from its heritage as a successful collaborative discovery company into a company with a focus on developing a clinical pipeline in its own right, Steven’s input and direction at Board level will be most valuable.”

“Steven joining the Board will be immensely beneficial to Pharmacopeia,” said Joseph A. Mollica, Ph.D., Chairman of the Pharmacopeia Board of Directors.  “I have had the privilege of working with Steven before, most recently during his tenure as a member of Pharmacopeia’s Scientific Advisory Board.  Harnessing Steven’s talents on our Board of Directors makes perfect sense, as Steven brings not only deep medical and scientific knowledge, but also a natural commercial acumen.  Such a combination is rare, and I look forward to working with Steven on Pharmacopeia’s Board of Directors.”

“It will be a pleasure to serve on Pharmacopeia’s Board of Directors.  I have been impressed with the recent transformation of the company.  I believe in the new direction, and I believe that the company

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has the assets and experience to execute against the new vision,” said Steven J. Burakoff, M.D.  “I hope that my experience of patient’s needs, combined with my knowledge of the most recent scientific developments in the immunological disease domain will benefit the company as it moves forward along the new trajectory.”

Pharmacopeia Drug Discovery, Inc. (www.pharmacopeia.com) is a biopharmaceutical company focused on the creation of new small molecule therapeutics to address significant unmet medical needs. Using proprietary technologies and processes, Pharmacopeia identifies, optimizes, and develops novel drug candidates in collaboration with major pharmaceutical and biotechnology companies, and, increasingly, through its own internally-funded drug discovery programs, which are focused primarily on immunobiology and immunological diseases. Pharmacopeia’s later stage portfolio currently comprises multiple partnered programs that have been advanced into human clinical trials with further programs in late-stage pre-clinical development.  Additionally, Pharmacopeia has approximately forty partnered and internal programs in discovery, which are expected to drive the company’s clinical portfolio in the future. Pharmacopeia is headquartered in Princeton, New Jersey.

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When used anywhere in this document, the words “expects”, “believes”, “anticipates”, “estimates” and similar expressions are intended to identify forward-looking statements. Forward-looking statements herein may include statements addressing future financial and operating results of Pharmacopeia. Pharmacopeia has based these forward-looking statements on its current expectations about future events. Such statements are subject to risks and uncertainties known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. These forward-looking statements include, but are not limited to, statements about the successful implementation of Pharmacopeia’s strategic plans, the development by Pharmacopeia and regulatory and market acceptance of new products, the establishment and continuation by Pharmacopeia of drug discovery collaborations and the results of Pharmacopeia’s internal proprietary drug discovery programs, Pharmacopeia’s ability to raise additional capital, the obsolescence of existing products, the resolution of existing and potential future patent issues, additional competition, changes in economic conditions, and other risks described in documents Pharmacopeia has filed with the Securities and Exchange Commission, including its registration statement on Form 10, Reports on Form 10-Q filed on June 2, 2004, August 6, 2004 and November 8, 2004 and subsequent filings under the Securities and Exchange Act of 1934. All forward-looking statements in this document are qualified entirely by the cautionary statements included in this document and such filings. These risks and uncertainties could cause actual results to differ materially from results expressed or implied by forward-looking statements contained in this document. These forward-looking statements speak only as of the date of this document. Pharmacopeia disclaims any undertaking to publicly update or revise any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Contact:

Les Browne, Ph.D.

President and Chief Executive Officer

Pharmacopeia Drug Discovery, Inc.

(609) 452-3600

irreq@pharmacop.com